CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of NCM Capital Investment Trust and to the use of our report dated April 25, 2008 on NCM Capital Mid-Cap Growth Fund’s (a series of shares of beneficial interest of NCM Capital Investment Trust) financial statements and financial highlights. Such financial statements and financial highlights appear in the 2008 Annual Report to Shareholders that are incorporated by reference into the Statement of Additional Information.

Briggs, Bunting & Dougherty, LLP

Philadelphia, Pennsylvania

June 30, 2008